Exhibit 99.1

FOR IMMEDIATE RELEASE

CARTER BANK & TRUST ENTERS AGREEMENT WITH F&M BANK

F&M Bank will acquire Carter Bank & Trust’s Waynesboro, Va. branch in 2021.

MARTINSVILLE, Va. (January 27, 2021) – Carter Bankshares, Inc. (NASDAQ:CARE) and F&M Bank Corp. (OTCQX:FMBM) announced today that they have entered into an agreement regarding the sale of the Carter Bank & Trust branch in Waynesboro.

The sale is a part of an ongoing reorganization and network optimization plan for Carter Bankshares, Inc.

“As we look toward our future, this sale will help us further our goal of realigning our branch footprint, so we are able to enhance our ability to identify and invest in new markets, as well as more efficiently serve our core markets,” Carter Bank & Trust CEO Litz Van Dyke said. “We’re pleased that F&M Bank has agreed to this sale, as existing customers will continue to get the high-level of personal service they have come to expect. We are also pleased that the impacted teammates will all be retained.”

This agreement is subject to regulatory approvals and expected to be completed in the second quarter of 2021.

About Carter Bank & Trust

Headquartered in Martinsville, Va., Carter Bank & Trust is a $4.1 billion, state-chartered community bank with branches in Virginia and North Carolina. Since 1974, Carter Bank & Trust has built a reputation upon a tradition of care for the communities it serves through convenience, local service, and custom solutions for all customers. Additional information about Carter Bank & Trust is available at www.CBTCares.com

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